Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Heng W. Chen
	777 N. Broadway		(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces Fourth Quarter and Full Year 2025 Results

Los Angeles, Calif., January 22, 2026: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter and year ended December 31, 2025. The Company reported net income of $315.1 million, or $4.54 per diluted share, for the year ended December 31, 2025 and net income of $90.5 million, or $1.33 per diluted share, for the fourth quarter of 2025.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
(unaudited)	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Net income (in millions)	$90.5	$77.7	$80.2	$315.1	$286.0
Basic earnings per common share	$1.34	$1.13	$1.13	$4.55	$3.97
Diluted earnings per common share	$1.33	$1.13	$1.12	$4.54	$3.95
Return on average assets	1.49%	1.29%	1.37%	1.33%	1.22%
Return on average total stockholders' equity	12.27%	10.60%	11.18%	10.87%	10.18%
Efficiency ratio	41.36%	41.84%	45.70%	43.41%	51.35%

HIGHLIGHTS

●	Net interest margin increased to 3.36% during the fourth quarter from 3.31% in the third quarter.
●	Total loans, excluding loans held for sale, increased to $20.15 billion, or 4.0%, from $19.38 billion in 2024.
●	Total deposits increased $1.20 billion, or 6.1%, to $20.89 billion in 2025, from $19.69 billion in 2024.

“We are pleased by the continued increase in the net interest margin compared to the third quarter of 2025 and fourth quarter of 2024. During the fourth quarter of 2025, we repurchased 1,099,803 shares at an average cost of $47.15 per share for a total of $51.9 million”, commented Chang M. Liu, President and Chief Executive Officer of the Company.

INCOME STATEMENT REVIEW

FOURTH QUARTER 2025 COMPARED TO THE THIRD QUARTER 2025

Net income for the quarter ended December 31, 2025, was $90.5 million, an increase of $12.8 million, or 16.5%, compared to net income of $77.7 million for the third quarter of 2025. Diluted earnings per share for the fourth quarter of 2025 was $1.33 per share compared to $1.13 per share for the third quarter of 2025.

Return on average stockholders’ equity was 12.27% and return on average assets was 1.49% for the quarter ended December 31, 2025, compared to a return on average stockholders’ equity of 10.60% and a return on average assets of 1.29% in the third quarter of 2025.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $5.4 million, or 2.9%, to $195.0 million during the fourth quarter of 2025, compared to $189.6 million in the third quarter of 2025. The increase was due primarily to a decrease in interest deposit expense, partially offset by a decrease in interest income from loans and securities.

The net interest margin was 3.36% for the fourth quarter of 2025 compared to 3.31% for the third quarter of 2025.

For the fourth quarter of 2025, the yield on average interest-earning assets was 5.74%, the cost of funds on average interest-bearing liabilities was 3.14%, and the cost of average interest-bearing deposits was 3.12%. In comparison, for the third quarter of 2025, the yield on average interest-earning assets was 5.84%, the cost of funds on average interest-bearing liabilities was 3.32%, and the cost of average interest-bearing deposits was 3.28%. The decrease in the yield on average interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the fourth quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans due to the decreasing rate environment. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.60% for the fourth quarter of 2025, compared to 2.52% for the third quarter of 2025.

Provision for credit losses

The Company recorded a provision for credit losses of $17.2 million in the fourth quarter of 2025 compared to $28.7 million in the third quarter of 2025. As of December 31, 2025, the allowance for credit losses increased by $11.9 million to $208.4 million, or 1.03% of gross loans, compared to $196.5 million, or 0.98% of gross loans as of September 30, 2025.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
	($ In thousands) (Unaudited)
Charge-offs:
Commercial loans	$5,467	$16,173	$14,064	$33,101	$26,926
Construction loans	—	—	—	—	—
Real estate loans (1)	409	314	2,472	4,636	4,531
Installment and other loans	—	—	7	—	15
Total charge-offs	5,876	16,487	16,543	37,737	31,472
Recoveries:
Commercial loans	517	547	75	1,529	1,102
Construction loans	—	5	—	6	—
Real estate loans (1)	3	289	133	482	694
Installment and other loans	—	—	2	—	2
Total recoveries	520	841	210	2,017	1,798
Net charge-offs/(recoveries)	$5,356	$15,646	$16,333	$35,720	$29,674

(1) Real estate loans include commercial mortgage loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $27.8 million for the fourth quarter of 2025, an increase of $6.8 million, or 32.2%, compared to $21.0 million for the third quarter of 2025. The increase was primarily due to an increase of $6.4 million in unrealized gains on equity securities, when compared to the third quarter of 2025.

Non-interest expense

Non-interest expense increased $4.1 million, or 4.6%, to $92.2 million in the fourth quarter of 2025 compared to $88.1 million in the third quarter of 2025. The increase was primarily due to an increase in salaries and employee benefits costs driven by higher performance-based incentive accruals. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 41.36% in the fourth quarter of 2025 compared to 41.84% for the third quarter of 2025.

Income taxes

The effective tax rate for the fourth quarter of 2025 was 20.23% compared to 17.18% for the third quarter of 2025. The effective tax rate for the third and fourth quarter of 2025 includes the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $20.15 billion as of December 31, 2025, an increase of $771.2 million, or 4.0%, from $19.38 billion as of December 31, 2024. The increase was primarily due to increases of $530.9 million, or 5.3%, in commercial real estate loans, $143.0 million, or 2.5%, in residential mortgage loans, $86.6 million, or 2.8%, in commercial loans and $17.9 million, or 5.6%, in construction loans offset by a decrease of $3.6 million, or 1.5%, in home equity loans. For the fourth quarter of 2025, gross loans increased by $42.5 million, or 0.9% annualized.

The loan balances and composition as of December 31, 2025, compared to September 30, 2025, and December 31, 2024, are presented below:

	December 31, 2025	September 30, 2025	December 31, 2024
	($ In thousands) (Unaudited)
Commercial loans	$3,184,556	$3,212,907	$3,098,004
Construction loans	337,550	356,215	319,649
Commercial real estate loans	10,564,744	10,484,939	10,033,830
Residential mortgage loans	5,832,094	5,815,140	5,689,097
Equity lines	226,444	232,254	229,995
Installment and other loans	1,814	3,261	5,380
Gross loans	$20,147,202	$20,104,716	$19,375,955
Allowance for loan losses	(195,911)	(186,647)	(161,765)
Unamortized deferred loan fees	(14,903)	(14,987)	(10,541)
Total loans held for investment, net	$19,936,388	$19,903,082	$19,203,649
Loans held for sale	$—	$—	$—

Total deposits were $20.89 billion as of December 31, 2025, an increase of $1.20 billion, or 6.1%, from $19.69 billion as of December 31, 2024.

The deposit balances and composition as of December 31, 2025, compared to September 30, 2025, and December 31, 2024, are presented below:

	December 31, 2025	September 30, 2025	December 31, 2024
	($ In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,505,606	$3,574,567	$3,284,342
NOW deposits	2,370,047	2,226,182	2,205,695
Money market deposits	3,800,471	3,586,301	3,372,773
Savings deposits	1,500,890	1,424,243	1,252,788
Time deposits	9,717,153	9,709,856	9,570,601
Total deposits	$20,894,167	$20,521,149	$19,686,199

ASSET QUALITY REVIEW

As of December 31, 2025, total non-accrual loans were $112.4 million, a decrease of $56.8 million, or 33.6%, from $169.2 million as of December 31, 2024, and a decrease of $53.2 million, or 32.1%, from $165.6 million as of September 30, 2025.

The allowance for loan losses was $195.9 million and the allowance for off-balance sheet unfunded credit commitments was $12.4 million as of December 31, 2025. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.97% of period-end gross loans, and 172.82% of non-performing loans as of December 31, 2025. The comparable ratios were 0.83% of period-end gross loans, and 93.39% of non-performing loans as of December 31, 2024.

The changes in non-performing assets and accruing loan modifications to borrowers experiencing financial difficulty as of December 31, 2025, compared to December 31, 2024, and September 30, 2025, are presented below:

($ In thousands) (Unaudited)	December 31, 2025	December 31, 2024	% Change	September 30, 2025	% Change
Non-performing assets
Accruing loans past due 90 days or more	$1,000	$4,050	(75)	$110	809

Non-accrual loans:
Construction loans	—	—	—	—	—
Commercial real estate loans	59,511	83,128	(28)	103,158	(42)
Commercial loans	21,498	59,767	(64)	33,690	(36)
Residential mortgage loans	31,354	26,266	19	28,784	9
Total non-accrual loans:	$112,363	$169,161	(34)	$165,632	(32)
Total non-performing loans	113,363	173,211	(35)	165,742	(32)
Other real estate owned	30,336	23,071	31	32,983	(8)
Total non-performing assets	$143,699	$196,282	(27)	$198,725	(28)
Accruing loan modifications to borrowers experiencing financial difficulties	$78,148	$—	—	$63,355	23
Allowance for loan losses	$195,911	$161,765	21	$186,647	5
Total gross loans outstanding, at period-end	$20,147,202	$19,375,955	4	$20,104,716	0

Allowance for loan losses to non-performing loans, at period-end	172.82%	93.39%		112.61%
Allowance for loan losses to gross loans, at period-end	0.97%	0.83%		0.93%

The ratio of non-performing assets to total assets was 0.59% as of December 31, 2025, compared to 0.85% as of December 31, 2024. Total non-performing assets decreased $52.6 million, or 26.8%, to $143.7 million as of December 31, 2025, compared to $196.3 million as of December 31, 2024, primarily due to a decrease of $56.8 million, or 33.6%, in non-accrual loans, and $3.1 million, or 75.3%, in accruing loans past due 90 days or more, offset by an increase of $7.3 million, or 31.5%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

As of December 31, 2025, the Company’s Tier 1 risk-based capital ratio of 13.27%, total risk-based capital ratio of 14.93%, and Tier 1 leverage capital ratio of 10.91%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2024, the Company’s Tier 1 risk-based capital ratio was 13.54%, total risk-based capital ratio was 15.08%, and Tier 1 leverage capital ratio was 10.96%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2025, was $315.1 million, an increase of $29.1 million, or 10.2%, compared to net income of $286.0 million for the year ended December 31, 2024. Diluted earnings per share for the year ended December 31, 2025, was $4.54 compared to $3.95 per share for the year ended December 31, 2024. The net interest margin for the year ended December 31, 2025, was 3.30% compared to 3.04% for the year ended December 31, 2024.

Return on average stockholders’ equity was 10.87% and return on average assets was 1.33% for the year ended December 31, 2025, compared to a return on average stockholders’ equity of 10.18% and a return on average assets of 1.22% for the year ended December 31, 2024. The efficiency ratio for the year ended December 31, 2025, was 43.41% compared to 51.35% for the year ended December 31, 2024.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its fourth quarter and year-end 2025 financial results this afternoon, Thursday, January 22, 2026, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and enter Conference ID 10205620. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and representative offices in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events, the potential for new and increase tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic, political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2024 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended			Year ended December 31,
($ In thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024

Financial performance
Net interest income before provision for credit losses	$195,013	$189,587	$171,012	$742,460	$674,055
Provision for credit losses	17,200	28,731	14,500	72,631	37,500
Net interest income after provision for credit losses	177,813	160,856	156,512	669,829	636,555
Non-interest income	27,816	21,021	15,473	75,432	55,664
Non-interest expense	92,156	88,117	85,219	355,063	374,677
Income before income tax expense	113,473	93,760	86,766	390,198	317,542
Income tax expense	22,956	16,109	6,565	75,074	31,563
Net income	$90,517	$77,651	$80,201	$315,124	$285,979

Net income per common share:
Basic	$1.34	$1.13	$1.13	$4.55	$3.97
Diluted	$1.33	$1.13	$1.12	$4.54	$3.95
Cash dividends paid per common share	$0.34	$0.34	$0.34	$1.36	$1.36

Selected ratios
Return on average assets	1.49%	1.29%	1.37%	1.33%	1.22%
Return on average total stockholders’ equity	12.27%	10.60%	11.18%	10.87%	10.18%
Efficiency ratio	41.36%	41.84%	45.70%	43.41%	51.35%
Dividend payout ratio	25.28%	29.93%	29.95%	29.77%	34.26%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	5.74%	5.84%	5.92%	5.82%	6.02%
Total interest-bearing liabilities	3.14%	3.32%	3.75%	3.32%	3.90%
Net interest spread	2.60%	2.52%	2.17%	2.50%	2.12%
Net interest margin	3.36%	3.31%	3.07%	3.30%	3.04%

Capital ratios	December 31, 2025	September 30, 2025	December 31, 2024
Tier 1 risk-based capital ratio	13.27%	13.17%	13.54%
Total risk-based capital ratio	14.93%	14.78%	15.08%
Tier 1 leverage capital ratio	10.91%	10.90%	10.96%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ In thousands, except share and per share data)	December 31, 2025	September 30, 2025	December 31, 2024

Assets
Cash and due from banks	$146,320	$166,167	$157,167
Short-term investments and interest bearing deposits	1,278,089	1,141,886	882,353
Securities available-for-sale (amortized cost of $1,735,451 at December 31, 2025, $1,728,199 at September 30, 2025 and $1,668,661 at December 31, 2024)	1,658,223	1,643,450	1,547,128
Loans	20,147,202	20,104,716	19,375,955
Less: Allowance for loan losses	(195,911)	(186,647)	(161,765)
Unamortized deferred loan fees, net	(14,903)	(14,987)	(10,541)
Loans, net	19,936,388	19,903,082	19,203,649
Equity securities	44,821	32,111	34,429
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	30,336	32,983	23,071
Affordable housing investments and alternative energy partnerships, net	287,182	292,672	289,611
Premises and equipment, net	87,579	88,552	88,676
Customers’ liability on acceptances	4,385	7,730	14,061
Accrued interest receivable	96,993	96,055	97,779
Goodwill	375,696	375,696	375,696
Other intangible assets, net	2,683	2,667	3,335
Right-of-use assets- operating leases	34,187	31,086	28,645
Other assets	229,443	244,257	291,831
Total assets	$24,229,575	$24,075,644	$23,054,681

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,505,606	$3,574,567	$3,284,342
Interest-bearing deposits:
NOW deposits	2,370,047	2,226,182	2,205,695
Money market deposits	3,800,471	3,586,301	3,372,773
Savings deposits	1,500,890	1,424,243	1,252,788
Time deposits	9,717,153	9,709,856	9,570,601
Total deposits	20,894,167	20,521,149	19,686,199

Advances from the Federal Home Loan Bank	—	190,000	60,000
Other borrowings for affordable housing investments	17,582	17,628	17,740
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	4,385	7,730	14,061
Lease liabilities - operating leases	36,102	33,079	30,851
Other liabilities	232,815	284,646	280,990
Total liabilities	21,304,187	21,173,368	20,208,977
Stockholders' equity	2,925,388	2,902,276	2,845,704
Total liabilities and equity	$24,229,575	$24,075,644	$23,054,681

Book value per common share	$43.53	$42.50	$40.16
Number of common shares outstanding	67,200,126	68,286,591	70,863,324

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
	($ In thousands, except share and per share data)
Interest and Dividend Income
Loan receivable, including loan fees	$306,761	$308,945	$300,991	$1,206,547	$1,217,166
Investment securities	13,505	12,690	13,587	51,964	59,307
Federal Home Loan Bank stock	380	376	379	1,508	1,684
Deposits with banks	12,106	12,184	15,025	49,241	56,818
Total interest and dividend income	332,752	334,195	329,982	1,309,260	1,334,975

Interest Expense
Time deposits	90,715	93,087	111,082	374,232	458,490
Other deposits	44,514	46,300	44,557	177,618	177,775
Advances from Federal Home Loan Bank	527	3,075	766	6,248	14,283
Long-term debt	1,956	2,043	2,194	8,048	8,129
Short-term borrowings	27	103	371	654	2,243
Total interest expense	137,739	144,608	158,970	566,800	660,920

Net interest income before provision for credit losses	195,013	189,587	171,012	742,460	674,055
Provision for credit losses	17,200	28,731	14,500	72,631	37,500
Net interest income after provision for credit losses	177,813	160,856	156,512	669,829	636,555

Non-Interest Income
Net (losses)/gains from equity securities	9,710	3,263	(1,312)	7,392	(7,516)
Debt securities losses, net	—	—	—	—	1,107
Letters of credit commissions	2,332	2,256	2,063	8,799	7,749
Depository service fees	1,885	2,011	1,674	7,573	6,574
Wealth management fees	6,364	6,219	6,194	23,688	24,055
Other operating income	7,525	7,272	6,854	27,980	23,695
Total non-interest income	27,816	21,021	15,473	75,432	55,664

Non-Interest Expense
Salaries and employee benefits	48,415	43,462	42,526	177,427	167,376
Occupancy expense	5,866	6,104	5,724	23,657	23,281
Computer and equipment expense	6,260	5,760	4,923	23,234	20,135
Professional services expense	7,996	7,360	8,761	31,692	30,986
Data processing service expense	4,438	3,991	4,234	17,466	16,370
FDIC and State assessments	2,023	2,783	1,198	11,382	14,279
Marketing expense	1,518	1,494	1,518	6,003	6,520
Other real estate owned expense/(income)	59	(1,078)	368	(1,152)	2,699
Amortization of investments in low income housing and alternative energy partnerships	11,232	12,149	10,728	43,614	72,633
Amortization of core deposit intangibles	217	229	250	946	1,098
Other operating expense	4,132	5,863	4,989	20,794	19,300
Total non-interest expense	92,156	88,117	85,219	355,063	374,677

Income before income tax expense	113,473	93,760	86,766	390,198	317,542
Income tax expense	22,956	16,109	6,565	75,074	31,563
Net income	$90,517	$77,651	$80,201	$315,124	$285,979
Net income per common share:
Basic	$1.34	$1.13	$1.13	$4.55	$3.97
Diluted	$1.33	$1.13	$1.12	$4.54	$3.95

Cash dividends paid per common share	$0.34	$0.34	$0.34	$1.36	$1.36
Basic average common shares outstanding	67,681,571	68,727,390	71,168,983	69,184,832	72,068,850
Diluted average common shares outstanding	67,988,945	68,990,648	71,491,518	69,452,220	72,327,017

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
($ In thousands)(Unaudited)	December 31, 2025		September 30, 2025		December 31, 2024
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$20,103,677	6.05%	$19,951,853	6.14%	$19,345,616	6.19%
Taxable investment securities	1,653,908	3.24%	1,634,248	3.08%	1,542,577	3.50%
FHLB stock	17,250	8.75%	17,250	8.65%	17,250	8.75%
Deposits with banks	1,229,444	3.91%	1,113,274	4.34%	1,265,496	4.72%
Total interest-earning assets	$23,004,279	5.74%	$22,716,625	5.84%	$22,170,939	5.92%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,305,316	1.58%	$2,189,376	1.70%	$2,131,978	1.85%
Money market deposits	3,668,083	3.15%	3,556,374	3.44%	3,259,771	3.52%
Savings deposits	1,518,094	1.62%	1,419,953	1.72%	1,306,584	1.76%
Time deposits	9,727,542	3.70%	9,698,744	3.81%	9,932,776	4.45%
Total interest-bearing deposits	$17,219,035	3.12%	$16,864,447	3.28%	$16,631,109	3.72%
Other borrowed funds	71,474	3.07%	295,892	4.26%	111,142	4.07%
Long-term debt	119,136	6.51%	119,136	6.80%	119,136	7.33%
Total interest-bearing liabilities	17,409,645	3.14%	17,279,475	3.32%	16,861,387	3.75%

Non-interest-bearing demand deposits	3,484,027		3,384,141		3,318,350
Total deposits and other borrowed funds	$20,893,672		$20,663,616		$20,179,737
Total average assets	$24,089,037		$23,843,380		$23,332,869
Total average equity	$2,927,541		$2,907,596		$2,854,994

	Year ended
($ In thousands)(Unaudited)	December 31, 2025		December 31, 2024
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$19,722,436	6.12%	$19,434,614	6.26%
Taxable investment securities	1,592,700	3.26%	1,621,477	3.66%
FHLB stock	17,250	8.74%	18,681	9.02%
Deposits with banks	1,161,842	4.24%	1,098,488	5.17%
Total interest-earning assets	$22,494,228	5.82%	$22,173,260	6.02%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,193,139	1.66%	$2,186,726	2.05%
Money market deposits	3,518,747	3.36%	3,166,318	3.65%
Savings deposits	1,393,380	1.65%	1,151,427	1.52%
Time deposits	9,675,753	3.87%	10,022,826	4.57%
Total interest-bearing deposits	$16,781,019	3.29%	$16,527,297	3.85%
Other borrowed funds	171,309	4.03%	315,086	5.24%
Long-term debt	119,136	6.76%	119,136	6.82%
Total interest-bearing liabilities	17,071,464	3.32%	16,961,519	3.90%

Non-interest-bearing demand deposits	3,376,699		3,283,586
Total deposits and other borrowed funds	$20,448,163		$20,245,105

Total average assets	$23,620,645		$23,368,429
Total average equity	$2,899,898		$2,809,620

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratio are non-GAAP financial measures. Tangible equity and tangible assets represent stockholders’ equity and total assets, respectively, which have been reduced by goodwill and other intangible assets. Given that the use of such measures and ratios is prevalent in the banking industry, and such measures and ratios are used by banking regulators and analysts, the Company has included them below for discussion.

		As of
		December 31, 2025	September 30, 2025	December 31, 2024
		($ In thousands except per share data) (Unaudited)
Stockholders' equity	(a)	$2,925,388	$2,902,276	$2,845,704
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,683)	(2,667)	(3,335)
Tangible equity	(b)	$2,547,009	$2,523,913	$2,466,673

Total assets	(c)	$24,229,575	$24,075,644	$23,054,681
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,683)	(2,667)	(3,335)
Tangible assets	(d)	$23,851,196	$23,697,281	$22,675,650

Number of common shares outstanding	(e)	67,200,126	68,286,591	70,863,324

Total stockholders' equity to total assets ratio	(a)/(c)	12.07%	12.05%	12.34%
Tangible equity to tangible assets ratio	(b)/(d)	10.68%	10.65%	10.88%
Tangible book value per share	(b)/(e)	$37.90	$36.96	$34.81

		Three Months Ended			Twelve Months Ended
		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
		($ In thousands) (Unaudited)
Net Income		$90,517	$77,651	$80,201	$315,124	$285,979
Add: Amortization of other intangibles (1)		338	249	256	1,155	1,127
Tax effect of amortization adjustments (2)		(100)	(74)	(76)	(342)	(334)
Tangible net income	(f)	$90,755	$77,826	$80,381	$315,937	$286,772

Return on tangible common equity (3)	(f)/(b)	14.25%	12.33%	13.03%	12.40%	11.63%

(1) Includes core deposit intangibles and mortgage servicing
(2) Applied the statutory rate of 29.65%.
(3) Annualized